AGREEMENT AND PLAN OF MERGER


                  dated as of October 31, 1996


                          by and among


                        FOOD LION, INC.,


                      KK ACQUISITION CORP.


                              and


                KASH N' KARRY FOOD STORES, INC.







                       TABLE OF CONTENTS

     This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

                                                                  Page
                                                                   No.

     ARTICLE I

             COMPANY AUTHORIZATIONS AND GOVERNANCE

            1.01     Company Actions                                 1
            1.02     Company Board Representation; Section 14(f).    2

     ARTICLE II

                           THE MERGER

            2.01      The Merger                                      3
            2.02      Closing                                         4
            2.03      Effective Time                                  4
            2.04      Certificate of Incorporation and Bylaws
                      of the Surviving Corporation                    4
            2.05      Directors and Officers of the Surviving
                      Corporation                                     4
            2.06      Effects of the Merger                           5
            2.07      Further Assurances                              5

     ARTICLE III

                      CONVERSION OF SHARES

            3.01      Conversion of Capital Stock.                    5
            3.02      Payment for Company Common Stock.               7

     ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            4.01      Organization and Qualification.                 9
            4.02      Capital Stock.                                 10
            4.03      Authority Relative to this Agreement.          11
            4.04      Non-Contravention; Approvals and Consents.     12
            4.05      SEC Reports and Financial Statements.          13
            4.06      Absence of Certain Changes or Events.          14
            4.07      Absence of Undisclosed Liabilities.            14
            4.08      Legal Proceedings.                             15
            4.09      Information Supplied.                          15
            4.10      Compliance with Laws and Orders.               16
            4.11      Compliance with Agreements; Certain Agreements 17
            4.12      Taxes.                                         17
            4.13      Employee Benefit Plans; ERISA.                 18
            4.14      Labor Matters.                                 20
            4.15      Environmental Matters.                         20
            4.16      Intangible Property                            22
            4.17      Vote Required.                                 23
            4.18      Opinion of Financial Advisor.                  23
            4.19      Company Rights Agreement.                      23
            4.20      Section 203 of the DGCL Not Applicable.        24
            4.21      Related Party Transactions                     24
            4.22      Assets; Real Property                          24

     ARTICLE V

        REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

            5.01       Organization and Qualification.              25
            5.02       Authority Relative to this Agreement.        25
            5.03       Non-Contravention; Approvals and Consents.   25
            5.04       Legal Proceedings.                           27
            5.05       Information Supplied.                        27
            5.06       Ownership of Company Common Stock.           28
            5.07       Financing                                    28

     ARTICLE VI

                    COVENANTS OF THE COMPANY

            6.01     Covenants of the Company.                     28
            6.02     No Solicitations                              31
            6.03     Company Rights Agreement.                     32

     ARTICLE VII

                     ADDITIONAL AGREEMENTS

            7.01     Access to Information; Confidentiality       32
            7.02     Preparation of Proxy Statement.              33
            7.03     Approval of Stockholders.                    33
            7.04     Regulatory and Other Approvals               34
            7.05     Intentionally Deleted                        34
            7.06     Employment and Severance Agreement           34
            7.07     Directors' and Officers' Indemnification
                     and Insurance                                34
            7.08     Fees and Expenses.                           36
            7.09     Brokers or Finders.                          36
            7.10     Takeover Statutes.                           37
            7.11     Conveyance Taxes.                            37
            7.12     Conduct of Business of Sub                   37
            7.13     Notice                                       37
            7.14     Fulfillment of Conditions                    38

     ARTICLE VIII

                           CONDITIONS

            8.01    Conditions to Parent and Sub's Obligation
                    to Effect the Merger.                        38
            8.02    Conditions to the Company's Obligation to
                    Effect the Merger.                           40

     ARTICLE IX

               TERMINATION, AMENDMENT AND WAIVER

            9.01    Termination.                                 41
            9.02    Effect of Termination.                       42
            9.03    Amendment.                                   42
            9.04    Waiver.                                      43

     ARTICLE X

                           THE OFFER

            10.01   The Offer                                    43
            10.02   Conditions to Each Party's Obligation to
                    Effect the Merger.                           45
            10.03   Company Actions                              45

     ARTICLE XI

                       GENERAL PROVISIONS

            11.01   Non-Survival of Representations, Warranties,
                    Covenants and Agreements.                    47
            11.02   Notices.                                     47
            11.03   Entire Agreement; Incorporation of Exhibits. 48
            11.05   No Third Party Beneficiary.                  49
            11.06   No Assignment; Binding Effect.               49
            11.07   Headings.                                    49
            11.08   Invalid Provisions                           49
            11.09   Governing Law                                49
            11.10   Enforcement of Agreement                     49
            11.11   Certain Definitions.                         50
            11.12   Counterparts.                                51


Exhibit A  -  Company Rights
Exhibit B  -  Surviving Corporation Certificate of Incorporation

                   GLOSSARY OF DEFINED TERMS


     The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"affiliate"                                 --   Section   11.11(a)
"Agreement"                                 --   Preamble
"Alternative Proposal"                      --   Section 6.02
"Antitrust Division"                        --   Section 7.04
"beneficially"                              --   Section 11.11(b)
"Board Percentage"                          --   Section 1.02(a)
"business day"                              --   Section 11.11(c)
"CERCLA"                                    --   Section 4.15(b)(i)
"Certificate of Merger"                     --   Section 2.03
"Certificate of Ownership"                  --   Section 2.03
"Certificates"                              --   Section 3.02(b)
"Closing"                                   --   Section 2.02
"Closing Date"                              --   Section 2.02
"Code"                                      --   3.02(e)
"Company"                                   --   Preamble
"Company Common Stock"                      --   Preamble
"Company Disclosure Letter"                 --   Section 4.01
"Company Employee Benefit Plan"             --   Section 4.13(b)(i)
"Company Financial Statements"              --   Section 4.05
"Company Intangible Property"               --   Section 4.16(a)
"Company Intangible Property Licenses"      --   Section 4.16(c)
"Company Owned Intangible Property"         --   Section 4.16(a)
"Company Permits"                           --   Section 4.10
"Company Preferred Stock"                   --   Section 4.02(a)
"Company Rights"                            --   Section 4.02(a)
"Company Rights Agreement"                  --   Section 4.02(a)
"Company SEC Reports"                       --   Section 4.05
"Company Series A Preferred Stock"          --   Section 4.02(a)
"Company Stockholders' Approval"            --   Section 7.03(a)
"Company Stockholders' Meeting"             --   Section 7.03(a)
"Company Voting Debt"                       --   Section 4.02(a)
"Compensation Options"                      --   Section 3.01(e)
"Confidentiality Agreement"                 --   Section 7.01
"Constituent Corporations"                  --   Section 2.01
"Contracts"                                 --   Section 4.04(a)
"control," "controlling," "controlled
   by" and "under common control with"      --   Section 11.11(a)
"Control Date"                              --   Section 1.02(a)
"DGCL"                                      --   Section 1.01(b)
"Dissenting Share"                          --   Section 3.01(d)(i)
"Effective Time"                            --   Section 2.03
"Environmental Law"                         --   Section 4.15(e)(i)
"Environmental Permits"                     --   Section 4.15(a)
"ERISA"                                     --   Section 4.13(b)(i)
"Exchange Act"                              --   Section 3.01(e)
"FTC"                                       --   Section 7.04
"Governmental or Regulatory Authority"      --   Section 4.04(a)
"group"                                     --   Section 11.11(e)
"Hazardous Material"                        --   Section 4.15(e)(ii)
"HSR Act"                                   --   Section 4.04(b)
"Indemnified Liabilities"                   --   Section 7.07(a)
"Indemnified Parties"                       --   Section 7.07(a)
"Indemnifying Party"                        --   Section 7.07(a)
"Independent Directors"                     --   Section 1.02(c)
"laws"                                      --   Section 4.04(a)
"Lien"                                      --   Section 4.02(b)
"material", "material adverse
   effect" and "materially adverse"         --   Section 11.11(d)
"Merger"                                    --   Preamble
"Merger Agreement"                          --   Annex A
"Merger Price"                              --   Section 3.01(c)
"Minimum Condition"                         --   Annex A
"Offer"                                     --   Section 10.01(a)
"Offer Documents"                           --   Section 10.01(b)
"Offer to Purchase"                         --   Section 10.01(b)
"Option Consideration"                      --   Section 3.01(e)
"Options"                                   --   Section 4.02(a)
"orders"                                    --   Section 4.04(a)
"Parent"                                    --   Preamble
"Parent Disclosure Letter"                  --   Section 5.03(b)
"Parent's Designees                         --   Section 1.02(a)
"Payment Agent"                             --   Section 3.02(a)
"Payment Fund"                              --   Section 3.02(a)
"Permitted Liens"                           --   Section 4.22(b)
"Per Share Amount"                          --   Section 10.01(a)
"Person"                                    --   Section 11.11(e)
"Plan"                                      --   Section 4.13(b)(ii)
"Proxy Statement"                           --   Section 4.09(a)
"Release"                                   --   Section 4.15(iii)
"Remedial Action"                           --   Section 4.15(iv)
"Representatives"                           --   Section 11.11(f)
"Schedule 14D-1"                            --   Section 10.01(b)
"Schedule 14D-9"                            --   Section 10.03(a)
"SEC"                                       --   Section 4.04(b)
"Secretary of State"                        --   Section 2.03
"Securities Act"                            --   Section 4.05
"Stockholders Agreement"                    --   Preamble
"Stockholders' Shares"                      --   Preamble
"Stock Option Plans"                        --   Section 3.01(e)
"Sub"                                       --   Preamble
"Sub Common Stock"                          --   Section 3.01(a)
"Subsidiary"                                --   Section 11.11(g)
"Surviving Corporation"                     --   Section 2.01
"Surviving Corporation Common Stock"        --   Section 3.01(a)
"taxes"                                     --   Section 4.12(b)
"Tender Option"                             --   Section 10.01(d)
"Trigger Event"                             --   Section 7.08(b)


                  AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER dated as of October 31, 1996 (this "Agreement") is made and entered into by and among Food Lion, Inc., a North Carolina corporation ("Parent"), KK Acquisition Corp., a Delaware corporation indirectly wholly owned by Parent ("Sub"), and Kash n' Karry Food Stores, Inc., a Delaware corporation (the "Company").

      WHEREAS, the Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the "Merger");

      WHEREAS, to satisfy a condition to Parent and Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company have entered into a Stockholders Agreement (the "Stockholders Agreement") with Parent and Sub pursuant to which such stockholders have agreed, among other matters, to tender their shares in the Offer (as defined in Section 10.01(a)), if the Offer is commenced, and to vote the shares of Common Stock, par value $.01 per share, of the Company (the "Company Common Stock") held by them (the "Stockholders' Shares") in favor of the Merger; and

      WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement and also to prescribe various conditions to the consummation of such transactions;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                           ARTICLE I

             COMPANY AUTHORIZATIONS AND GOVERNANCE

      1.01    Company Actions.  The Company hereby  approves  and
consents  to the Offer and represents that the Board of Directors
of   the  Company,  at  a  meeting  duly  called  and  held,  has unanimously:

              (a)    determined  that  this  Agreement  and   the
transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the holders of shares of Company Common Stock;

             (b) approved and adopted this Agreement and the transactions contemplated hereby which approval is sufficient to render Section 203 of the Delaware General Corporation Law (the "DGCL") inapplicable to this Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger; and

            (c) recommended that the stockholders of the Company accept the Offer, if commenced, tender their shares of Company Common Stock thereunder to Sub and, if required by applicable law in order to consummate the Merger, approve and adopt this Agreement and the transactions contemplated hereby; and

             (d)   amended  the  Company Rights  (as  defined  in
Section 4.02) in the manner set forth on Exhibit A hereto. The Company hereby consents to the inclusion in the Offer Documents (as defined in Section 10.01(b)) and any other communication to stockholders relating to the Merger or the transactions contemplated thereby of the recommendation of the Board described in the immediately preceding sentence.

     1.02   Company Board Representation; Section 14(f).

             (a)   Subject  to  compliance  with  the  DGCL,  the
Company's Certificate of Incorporation and other applicable law, promptly upon the payment by Sub for shares of Company Common Stock pursuant to the Offer or acquisition by Sub of Stockholders' Shares purchased pursuant to the Stockholders Agreement, and from time to time thereafter, (i) Parent shall be entitled to designate such number of directors ("Parent's Designees"), rounded up to the next whole number as will give Parent representation on the Board of Directors of the Company equal to the product of (x) the number of directors on the Board of Directors of the Company (giving effect to any increase in the number of directors pursuant to this Section 1.02) and (y) the percentage that such number of shares of Company Common Stock so purchased bears to the aggregate number of shares of Company Common Stock outstanding (such number being, the "Board Percentage"), and (ii) the Company shall, upon request by Parent, promptly satisfy the Board Percentage by (x) increasing the size of the Board of Directors of the Company or (y) using reasonable efforts to secure the resignations of, or failing that, to use its best efforts to remove, such number of directors as is necessary to enable Parent's Designees to be elected or appointed to the Board of Directors of the Company and shall use best efforts to cause Parent's Designees promptly to be so elected or appointed. The date on which Parent's designees constitute at least a majority of the Company's Board of Directors is herein referred to as the "Control Date."

             (b) The Company's obligations to appoint Parent's Designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, if applicable. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section, and shall include in the Schedule 14D-9 (as defined in Section 10.01(b)) such information with respect to the Company and its officers and directors as is required under such Section and Rule to fulfill such obligations. Parent or Sub shall supply to the Company and be solely responsible for any information with respect to either of them and their designees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

             (c) Following the election of Designees of Parent pursuant to this Section and prior to the Effective Time (as defined in Section 2.03), any amendment of this Agreement or the Certificate of Incorporation or Bylaws of the Company, any
termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Sub or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Parent nor are employees of the
Company   or   any   of   its   Subsidiaries   (as   defined   in
Section 11.11(g)) (the "Independent Directors"). If the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a Person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two Persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its Subsidiaries, or officers or affiliates of Parent or any of its Subsidiaries, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of the Company as are reasonably appropriate to the exercise of their duties in connection with this Agreement, subject to approval by the Company of the terms of such retention, which approval shall not be unreasonably withheld. In addition, the Independent Directors shall have the authority to institute any action, on behalf of the Company, to enforce performance of this Agreement.


                           ARTICLE II

                           THE MERGER

      2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 2.03), Sub shall be merged with and into the Company in accordance with the DGCL. At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or cancelled in the manner provided in Article III.

      2.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 9.01, the closing of the Merger (the "Closing") will take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1333 New Hampshire Avenue, N.W., Suite 400, Washington, D.C. 20036, at 10:00 a.m., local time, on a date to be specified by Parent or Sub, which shall be no later than the second business day following the earlier of the date on which all the conditions set forth in: (i) Section
10.02 have been satisfied or waived, if the Offer has been consummated; or (ii) Article VIII have been satisfied or waived, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

      2.03 Effective Time. At the Closing, a certificate of merger (the "Certificate of Merger") or, if applicable, a certificate of ownership and merger (the "Certificate of Ownership") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the "Secretary of State") for filing, as provided in Section 251 or Section 253, as applicable, of the DGCL, as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger or Certificate of Ownership, as the case may be, with the Secretary of State (the date and time of such filing being referred to herein as the "Effective Time").

      2.04    Certificate  of Incorporation  and  Bylaws  of  the
Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of the Company shall be amended to read in its entirety as set forth in Exhibit B hereto and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

      2.05 Directors and Officers of the Surviving Corporation. The directors and officers of Sub immediately prior to the
Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

     2.06 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

      2.07 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.


                          ARTICLE III

                      CONVERSION OF SHARES

      3.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

              (a)   Capital  Stock  of  Sub.   Each  issued   and
outstanding share of the common stock, par value $0.01 per share, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

             (b) Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of Company Common Stock, together with the associated Company Rights, that are owned by the Company as treasury stock and any shares of Company Common Stock, together with the associated Company Rights, owned by Parent, Sub or any other wholly-owned Subsidiary of Parent shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

            (c)  Exchange Ratio for Company Common Stock.

                  (i) Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.01(b) and other than Dissenting Shares (as defined in Section 3.01(d))), together with the associated Company Right, shall be converted into the right to receive
$26.00 in cash or any higher price paid per share of Company Common Stock in the Offer (the "Merger Price").

                  (ii) All shares of Company Common Stock converted in accordance with paragraph (i) of this
Section 3.01(c) and associated Company Rights shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, less any required withholding taxes, upon the surrender of such certificate in accordance with Section 3.02, without interest.

            (d)  Dissenting Shares.

                  (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Price pursuant to
Section 3.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a Person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Price pursuant to Section 3.01(c).

                 (ii) The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

             (e) Stock Options. At the Effective Time, each holder of a then-outstanding option to purchase Company Common Stock under the Company's 1995 Key Employee Stock Option Plan, the Company's 1995 Non-Employee Director Stock Option Plan, the Non-Qualified Stock Option Agreement dated as of January 17, 1995 between the Company and Green Equity Investors, L.P. and all other agreements with the Company and its employees and Directors (collectively, the "Stock Option Plans") (true and correct copies of which have been delivered by the Company to Parent), whether or not then exercisable (the "Compensation Options"), shall, in settlement thereof, receive for each share of Company Common Stock subject to such Compensation Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Price and the per share exercise price of such Compensation Option to the extent such difference is a positive number (such amount being hereinafter referred to as, the "Option Consideration"). Upon receipt of the Option Consideration, the Compensation Option shall be canceled. The surrender of a
Compensation Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Compensation Option. Prior to the Effective Time, the Company shall obtain all necessary consents or releases from holders of Compensation Options under the Stock Option Plans and take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 3.01(e) (except for any such action that may require the approval of the Company's stockholders). Except as otherwise agreed to by the parties: (i) the Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or, any Subsidiary thereof, shall be canceled as of the Effective Time; and (ii) the Company shall assure that following the Effective Time no participant in the Stock Option Plans or other plans, programs or arrangements, including but not limited to, the Company's Employee Stock Purchase Plan, shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans.

     3.02   Payment for Company Common Stock.

            (a) Payment Agent. Promptly following the Effective Time, Parent shall make available to the Surviving Corporation for deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Payment Agent"), a cash amount equal to the aggregate Merger Price to which holders of shares of Company Common Stock shall be entitled upon consummation of the Merger, to be held for the benefit of and distributed to such holders in accordance with this Section. The Payment Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the "Payment Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Payment Agent, the Company and Parent. If for any reason (including losses) the Payment Fund is inadequate to pay the cash amounts to which holders of shares of Company Common Stock shall be entitled, Parent shall in any event remain liable, and shall make available to the Surviving Corporation additional funds, for the payment thereof. All interest or other income earned in respect of the Payment Fund shall inure to the benefit of, and shall be paid to, the Company. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

             (b)   Payment  Procedures.  As  soon  as  reasonably
practicable after the Effective Time, the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and associated Company Rights (the "Certificates") whose shares and associated Company Rights are converted pursuant to
Section 3.01(c) into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price. Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Price per share of Company Common Stock represented thereby, which such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per share of Company Common Stock represented thereby as contemplated by this Article III.

             (c)   No Further Ownership Rights in Company  Common
Stock. All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and the Company Rights represented thereby. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

            (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the stockholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per share. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (e) Withholding Rights. Parent or Surviving Corporation shall be entitled to deduct and withhold from the Merger Price or such other amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or Surviving
Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or Surviving Corporation.


                           ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Sub as follows:

      4.01 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, each of the Company's Subsidiaries is a business trust duly created, validly existing and in good standing under the laws of the State of Delaware, and each of the Company and its Subsidiaries has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, created, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect (as defined in Section 11.11) on the Company and its
Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Section 4.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of creation of each Subsidiary of the Company and (ii) the record owners of the beneficial interests therein. Except for beneficial interests in the Subsidiaries of the Company and as disclosed in Section 4.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture, business trust or other business association or Person. The Company has previously delivered to Parent correct and complete copies of the certificate of incorporation and bylaws (or other comparable charter documents) of the Company and each of its Subsidiaries.

     4.02   Capital Stock.

             (a)   The  authorized capital stock of  the  Company
consists solely of 5,500,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of the date hereof and as of the Closing (except as otherwise permitted in Section 6.01(b)(C)), 4,674,314 shares of Company Common Stock were, and will be, issued and outstanding, no shares were held in treasury and no shares were reserved for issuance except as set forth in Section
4.02 of the Company Disclosure Letter. Since such date, except as set forth in Section 4.02 of the Company Disclosure Letter, there has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in treasury or reserved for issuance. No shares of Company Preferred Stock are issued and outstanding and 35,000 shares are designated Series A Junior Participating Preferred Stock ("Company Series A Preferred Stock") and are reserved for issuance in accordance with the Rights Agreement dated as of April 13, 1995, as amended as of June 15, 1995, and as amended as of October 30, 1996, by and between the Company and Fleet National Bank, as Rights Agent (the "Company Rights Agreement"), pursuant to which the Company has issued rights (the "Company Rights") to purchase shares of Company Series A Preferred Stock. No bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the  right  to vote) on any matters on which the Company stockholders may vote ("Company Voting Debt") are issued or outstanding. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and the Company Rights Agreement and except as set forth in Section 4.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any Company Voting Debt or shares of capital stock or other securities of the Company or to grant, extend or enter into any Option with respect thereto.

             (b) Except as disclosed in Section 4.02 of the Company Disclosure Letter, all of the outstanding beneficial interests of each Subsidiary of the Company are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in Section 4.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any beneficial or other ownership interest of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any Person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any beneficial or other ownership interest of any Subsidiary of the Company.

             (c) Except as disclosed in Section 4.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any beneficial or other ownership interest of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person.

      4.03 Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and, subject, with respect to the Merger, to obtaining the Company Stockholders' Approval (as defined in Section 7.03), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than, with respect to the Merger, obtaining the Company Stockholders' Approval if and to the extent required by applicable law. This Agreement has been duly and validly executed and delivered by the Company and, subject, with respect to the Merger, to the obtaining of the Company Stockholders' Approval, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     4.04   Non-Contravention; Approvals and Consents.

             (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the loss of a material benefit under, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Stockholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, or (z) any Company Employee Benefit Plan, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, on Parent and its Subsidiaries taken as a whole, or on the ability of the Company, Parent or Sub to consummate the transactions contemplated by this Agreement.

             (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Schedule 14D-9 and the Proxy Statement (as defined in
Section 4.09) with the Securities Exchange Commission (the "SEC") pursuant to the Securities and Exchange Act of 1934, as amended (such Act and the rules and regulations promulgated thereunder being referred to herein as the "Exchange Act"), (iii) for the filing of the Certificate of Merger or Certificate of Ownership, as applicable, and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iv) as disclosed in Section 4.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, on Parent and its Subsidiaries taken as a whole, or on the ability of the Company, Parent or Sub to consummate the transactions contemplated by this Agreement.

      4.05 SEC Reports and Financial Statements. The Company delivered to Parent prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since August 1, 1993 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and
(ii)  did not contain any untrue statement of a material fact  or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly and accurately present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole)) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in
Section 4.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

      4.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) since July 30, 1995 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, the Parent and its Subsidiaries taken as a whole or on the ability of Parent, Sub or the Company to consummate the transactions contemplated by this Agreement, and (b) except as disclosed in Section 4.06 of the Company Disclosure Letter, since such date (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 6.01(b).

      4.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet for the period ended July 30, 1995 included in the Company Financial Statements or as disclosed in Section 4.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice and (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

      4.08 Legal Proceedings. Except as specifically disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 4.08 of the Company Disclosure Letter,
(i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company, Parent or Sub to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company, Parent or Sub to consummate the transactions contemplated by this Agreement.

     4.09   Information Supplied.

             (a) The Schedule 14D-9, any proxy statement or information statement, as the case may be, relating to the Company Stockholders' Meeting (as defined in Section 7.03), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Offer, the Merger or the other transactions contemplated hereby will not, on the date of its filing or, with respect to the Schedule 14D-9, at the date it is filed with the SEC and first published, sent or given to stockholders, or, in the case of the Proxy Statement or any other document mailed to the Company's stockholders by the Company, at the date it is mailed to stockholders of the Company and (with respect to the Proxy Statement) at the date of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein and information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC. The Schedule 14D-9, Proxy Statement and any such other documents filed by the Company with the SEC under the Exchange Act will comply as to form in all material respects with the requirements of the Exchange Act.

             (b) Neither the information supplied or to be supplied in writing by or on behalf of the Company for inclusion, nor the information incorporated by reference from documents filed by the Company or any of its Subsidiaries with the SEC, in the Offer Documents or any other documents to be filed by Parent or Sub with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby will on the date of its filing or, with respect to the Offer Documents or any other documents published and/or delivered to the Company's stockholders by the Company, on the date they are filed with the SEC and first published, sent or given to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.10 Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries are in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

     4.11   Compliance with Agreements; Certain Agreements.

             (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

             (b) Except as disclosed in Section 4.11 of the Company Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on thirty (30) days' or less notice,
(ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee, (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (vi) Contract which is material to any of their operations taken as a whole or could have a material adverse effect on the ability of the Company, Parent or Sub to consummate the transactions contemplated hereby or could reasonably be expected to result in a material adverse effect on the Company after the consummation of the transactions contemplated hereby.

     4.12   Taxes.

             (a) Each of the Company and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all such tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) all taxes shown as due for such tax returns and reports. The most recent financial statements contained in the Company SEC Reports filed prior to the date hereof reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent Financial Statements contained in the Company SEC Reports filed prior to the date hereof, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. There are no material liens for taxes (other than for current taxes not yet due and payable) on the assets of the Company or its Subsidiaries. The Company has previously delivered or made available to Parent true and complete copies of its federal income tax returns for each of the fiscal years ended July 30/31, 1991 through July 30/31, 1995. Except as set forth in Section
4.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation or sharing of taxes with any entity which is not, either directly or indirectly, a wholly-owned Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has filed a consent pursuant to or agreed to the application of Section 341(f) of the Code. The Company is not a "United States real property holding corporation" as defined in
Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

             (b) As used in this Section 4.12, "taxes" shall include all federal, state and local income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other Person and any interest, penalties or additions to tax.

      4.13 Employee Benefit Plans; ERISA. (a) Except as described in the Company SEC Reports filed prior to the date of this Agreement or as would not have a material adverse effect on the Company and its Subsidiaries taken as a whole, (i) all
Company Employee Benefit Plans (as defined below) are in compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither the Company nor any of its Subsidiaries has any liabilities or obligations with respect to any such Company Employee Benefit Plans, whether accrued, contingent or otherwise, nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred. Except as described in Section 4.13 of the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee. The only severance agreements or severance policies applicable to the Company or any of its Subsidiaries are the agreements and policies specifically referred to in Section
4.13 of the Company Disclosure Letter. All Company Employee Benefit Plans and any amendments thereto are listed in Section
4.13 of the Company Disclosure Letter and all documents ancillary to or evidencing such Plans have been provided to Parent prior to the date hereof.

            (b)  As used herein:

                  (i) "Company Employee Benefit Plan" means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and on or prior to the Effective Time and, in the case of a Plan which is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), Section 412 of the Code or Title IV of ERISA, at any time since January 1, 1990; and

                  (ii) "Plan" means any employment, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen's compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program or arrangement of any kind, whether written or oral, including, but not limited to any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

      4.14 Labor Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in
Section 4.14 of the Company Disclosure Letter, there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the employees of the Company or any of its Subsidiaries. Since August 1, 1993, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries except as have not, individually or in the aggregate, had a material adverse effect on the Company and its Subsidiaries taken as a whole.

     4.15   Environmental Matters.

             (a)   Each  of the Company and its Subsidiaries  has
obtained  all  licenses, permits, authorizations,  approvals  and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("Environmental Permits"). Each of such Environmental Permits is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

            (b) (i) To the knowledge of the Company, no site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), or on any similar state or local list of sites requiring investigation or remediation.

                  (ii) Except as set forth in Section 4.15 to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice with respect to any of its facilities of any material violation of any Environmental Law.

                 (iii) The Company and its Subsidiaries are not subject to any outstanding orders, decrees, agreements or contracts with any Governmental or Regulatory Authority or other Person respecting (A) Environmental Laws, (B) Remedial Action or
(C) any Release or threatened Release of a Hazardous Material except as described in Section 4.15 to the Company Disclosure Letter.

             (c) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, other than Liens which do not materially impair the use, marketability or value of any such site or facility, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of the Company, is in process which could subject any of such properties to such Liens, and neither the Company nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

            (d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries which have not been delivered to Parent prior to the execution of this Agreement.

            (e)  As used herein:

                  (i)      "Environmental  Law"  means  any  law,
regulation or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; and

                  (ii)     "Hazardous  Material"  means  (A)  any
petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, the presence of or exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

                  (iii) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, any property owned, operated or leased by the Company or any of its Subsidiaries; and

                  (iv) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a Governmental or Regulatory Authority or required under any Environmental Law, or voluntarily undertaken to (i) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (iv) bring the applicable party into compliance with any Environmental Law.

     4.16   Intangible Property.

             (a) Section 4.16 to the Company Disclosure Letter sets forth a list of each material trademark, trade name, patent, service mark, service mark rights, brand mark, brand name, computer program, database, industrial design and copyright and other intellectual property rights of the Company and its Subsidiaries as well as a list of all registrations thereof and pending applications therefor, and each license or other contract relating thereto (collectively, the "Company Intangible Property"). Items identified with an asterisk on Section 4.16 to the Company Disclosure Letter are owned by the Company (the "Company Owned Intangible Property"). Except as set forth on
Section 4.16 of the Company Disclosure Letter, all of the Company Owned Intangible Property is owned by the Company or its Subsidiaries free and clear of any and all Liens, other than Permitted Liens (as defined in Section 4.22(b)). Except as set forth on Section 4.16 to the Company Disclosure Letter, the use of the Company Intangible Property by the Company or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other Person and there have been no claims made (or, to the knowledge of the Company, threatened) and neither the Company nor any of its Subsidiaries has received any notice of any claim that any of the Company Intangible Property is invalid or unenforceable or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property, except in any such case for matters which would not be reasonably likely to result in a material adverse effect with respect to the Company and its Subsidiaries taken as a whole.

            (b) Each of the Company and each of its Subsidiaries owns, or has a valid right to use, all Company Intangible Property necessary for the operation of its respective business and has not forfeited or otherwise relinquished any Company Intangible Property.

             (c) Except as set forth on Section 4.16 to the Company Disclosure Letter, each of the material licenses or other Contracts relating to the Company Intangible Property (collectively, the "Company Intangible Property Licenses") is in full force and effect and is valid and enforceable in accordance with its terms, and there is no default under any Company Intangible Property License either by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party thereto and there has been no failure to maintain or enforce any Company Intellectual Property, which failure would have a material adverse effect with respect to the Company and its Subsidiaries taken as a whole.

       4.17    Vote  Required.   Assuming  the  accuracy  of  the
representation and warranty contained in Section 5.06, the affirmative vote of the holders of record of at least a majority of the outstanding shares of Company Common Stock with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

      4.18 Opinion of Financial Advisor. The Company has received the opinion of PaineWebber Incorporated, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Offer and the Merger by the stockholders of the Company is fair from a financial point of view to the stockholders of the Company, and a true and complete copy of such opinion has been delivered to Parent prior to the execution of this Agreement.

      4.19 Company Rights Agreement. As of the date hereof and after giving effect to the execution and delivery of this Agreement, each Company Right is represented by the certificate representing the associated share of Company Common Stock and is not exercisable or transferable apart from the associated share of Company Common Stock, and the Company has taken all necessary actions so that the execution and delivery of this Agreement and the Stockholders Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby and the Stockholders Agreement will not result in a "Distribution Date" (as defined in the Company Rights Agreement).

      4.20 Section 203 of the DGCL Not Applicable. The Company has taken all necessary actions so that the provisions of
Section 203 of the DGCL will not apply to this Agreement, the Stockholders Agreement, the Offer, the Merger or the other transactions contemplated hereby or thereby, or the acquisition of Company Common Stock by Sub pursuant thereto or in accordance with the terms thereof.

      4.21 Related Party Transactions. Except as set forth in the Company SEC Reports filed prior to the date of this Agreement or on Section 4.21 to the Company Disclosure Letter, no director, officer, or affiliate thereof (i) has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries or (ii) is a party to any legally binding contract, commitment or obligation to, from or with the Company or any Subsidiary of the Company.

     4.22   Assets; Real Property.

             (a) Except as set forth on Section 4.22(a) of the Company Disclosure Letter, the Company and its Subsidiaries own or have rights to use all assets (other than real property) necessary to permit the Company and its Subsidiaries to conduct their business as it is currently being conducted except where the failure to own or have the right to use such assets would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole.

            (b) Section 4.22(b) of the Company Disclosure Letter identifies all real property owned or leased by the Company or its Subsidiaries. Except as set forth on Section 4.22(b) of the Company Disclosure Letter, the Company has, either directly or through its Subsidiaries, (i) good, valid and marketable or indefeasible title to, free and clear of any Liens other than Permitted Liens (as defined below), or (ii) rights by lease or other agreements to use, all such real property subject to no
Liens other than Permitted Liens. The term "Permitted Liens" shall mean (i) Liens for water, sewage and similar charges and current taxes and assessments not yet due and payable or being contested in good faith, (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar Liens arising or incurred in the ordinary course of business, (iii) Liens arising or resulting from any action taken by Parent or Sub, (iv) Liens which do not materially impair the use, marketability or value of such property, and (v) Liens securing indebtedness described in, or created pursuant to documents filed as exhibits pursuant to, Company SEC Reports filed prior to the date of this Agreement. All real property leases of property under which the Company or any of its Subsidiaries is a lessee or a lessor are valid, binding and enforceable in all material respects in accordance with their terms, and there are no existing material defaults thereunder.
                           ARTICLE V

        REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Parent and Sub represent and warrant to the Company as follows:

      5.01 Organization and Qualification. Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Parent has previously delivered to the Company correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of Parent and Sub.

     5.02 Authority Relative to this Agreement. Each of Parent and Sub has full corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and by Parent in its capacity as the sole indirect stockholder of Sub, and no other corporate proceedings on the part of either of Parent or Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.03   Non-Contravention; Approvals and Consents.

             (a)  The execution and delivery of this Agreement by
each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and
(y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

             (b) Except (i) for the filing of a premerger notification report by Parent under the HSR Act, (ii) for the filing of the Offer Documents with the SEC, (iii) for the filing of the Certificate of Merger or Certificate of Ownership, as applicable, and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iv) as disclosed either in Section 4.04 of the Company Disclosure Letter or Section 5.03 of the letter dated the date hereof and delivered to the Company by Parent and Sub concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter"), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

      5.04 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor to the knowledge of Parent are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and
(ii) neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

     5.05   Information Supplied.

             (a)  The Offer Documents and any other documents  to
be filed by Parent or Sub with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby will not, on the date of its filing or, with respect to the Offer
Documents, on the date they are filed with the SEC and first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company expressly for inclusion therein and information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC. The Offer Documents and any other such documents filed by Parent or Sub with the SEC under the Exchange Act in connection with the Merger will comply as to form in all material respects with the requirements of the Exchange Act.

             (b) Neither the information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion, nor the information incorporated by reference from documents filed by Parent or any of its Subsidiaries with the SEC, in the Schedule 14D-9, the Proxy Statement or any other documents to be filed by Parent, Sub or the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Offer or the Merger and the other transactions contemplated hereby will on the date of its filing or, with respect to the Schedule 14D-9, on the date it is filed with the SEC and first published, sent or given to stockholders of the Company, or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and at the date of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      5.06 Ownership of Company Common Stock. Except pursuant to the Stockholders Agreement, neither Parent nor any of its Subsidiaries or other affiliates beneficially owns any shares of Company Common Stock.

       5.07 Financing. Parent has sufficient cash and/or financial capacity to pay the Per Share Amount for all shares of Company Common Stock tendered pursuant to the Offer and the aggregate Merger Price in accordance with this Agreement and to make all other necessary payments of fees and expenses required to be paid by Parent and Sub in connection with the transactions contemplated by this Agreement, and will make such funds available to Sub to permit it to perform its obligations hereunder.


                           ARTICLE VI

                    COVENANTS OF THE COMPANY

      6.01 Covenants of the Company. At all times from and after the date hereof until the Control Date, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly permitted by this Agreement, or to the extent that Parent shall otherwise previously consent in writing):

            (a) Ordinary Course. Subject to the limitations set forth in Section 6.01(b), the Company and its Subsidiaries shall conduct their respective businesses only in, and neither the Company nor any such Subsidiary shall take any action except in, the ordinary course consistent with past practice.

            (b) Without limiting the generality of paragraph (a) of this Section, (i) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with significant customers and suppliers and others having significant business dealings with them and to comply in all material respects with all contracts and laws and orders of all Governmental or Regulatory Authorities applicable to them, and (ii) the Company shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement or in
Section 6.01 of the Company Disclosure Letter:

                          (A)   amend  or propose  to  amend  its
certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

                          (B)  (w) declare, set aside or pay  any
dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned Subsidiary of the Company solely to the Company, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

                           (C)    issue,  deliver  or  sell,   or
authorize or propose the issuance, delivery or sale of, any shares of its capital stock or other securities or Company Voting Debt or any Option with respect thereto (other than (w) the issuance of Company Common Stock upon the exercise of Compensation Options granted under the Stock Option Plans and outstanding on the date of this Agreement and in accordance with their present terms, (x) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation and
(y) the issuance of Company Rights and reservation of Company Series A Preferred Stock pursuant to the Company Rights Agreement in accordance with the terms thereof in connection with the issuance of Company Common Stock otherwise permitted pursuant hereto, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto);

                          (D)  directly or indirectly acquire (by
merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of its business consistent with past practice;

                          (E)   other than sales of inventory  in
the ordinary course of its business consistent with past practice, sell, lease, grant any security interest in or otherwise dispose of or encumber any of its assets or properties;

                          (F)   except to the extent required  by
applicable law, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice, policy or procedure or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                           (G)    (x)   assume   or   incur   any
indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease) other than in the ordinary course of its business consistent with past practice, (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice, or (z) enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another Person;

                          (H)   enter into, adopt, amend  in  any
material respect (except as may be required by applicable law) or terminate any Company Employee Benefit Plan, or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                           (I)    except   as  to  Contracts   or
transactions entered or to be entered into in the ordinary course of business which do not obligate the Company or any of its Subsidiaries (either in a single Contract or transaction or a series of related Contracts or transactions) to pay in excess of $500,000: (x) enter into any Contract; or (y) amend, waive, modify or terminate any existing Contract, or (z) engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any third party, including but not limited to, any affiliate of the Company or any of its Subsidiaries;

                          (J)   make any capital expenditures  or
commitments  for  additions  to  plant,  property  or   equipment
constituting capital assets except in the ordinary course of business consistent with past practice;

                          (K)   take  or fail to take any  action
that results in any of the Company's representations or warranties hereunder being untrue in any material respect (without reference to any materiality qualification contained therein) or in any of the Company's covenants hereunder or any of the conditions to the Merger not being satisfied in all material respects (without reference to any materiality qualification contained therein);

                          (L)   make any change in the  lines  of
business in which it participates or is engaged; or

                         (M)  enter into any Contract, commitment
or arrangement to do or engage in any of the foregoing.

             (c) Advice. The Company shall confer on a regular and frequent basis with Parent with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Parent, orally and in writing, of any change or event, including, without limitation, any complaint, investigation, hearing by or notice or communication from any Governmental or Regulatory Authority or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, an adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby or of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; provided that the Company shall not be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law.

      6.02 No Solicitations. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries shall,  and  it  shall  use  its  best  efforts  to  cause  their respective Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving an Alternative Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, or enter into any agreement or understanding with, any Person or group relating to, an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; and (b) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such Persons or groups and will identify the party making such inquiry, proposal, offer or request and, if an offer has been received, will describe the material terms thereof, except to the extent such notification would, in the written opinion of the Company's outside counsel (a copy of which shall be delivered to Parent), cause the Company or its Board of Directors to be in violation of any applicable law, regulation or governmental order; provided, however, that prior to acquisition of shares of Company Common Stock pursuant to the Offer or the Stockholders Agreement, nothing contained in this
Section 6.02 shall prohibit the Board of Directors of the Company from, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. "Alternative Proposal" shall mean any of the following (other than the transactions between the Company, Parent, Sub and the parties to the Stockholders Agreement contemplated hereunder or thereunder) involving the Company or any of its Subsidiaries:
(i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for or other purchase of 10% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or
(iv) any public announcement of a proposal, plan or intention to do any of the foregoing.

      6.03    Company  Rights Agreement.  Prior to the  Effective
Time, without the prior written consent of Parent, the Company will not take any action to amend the Company Rights Agreement or to redeem or otherwise modify the Company Rights.


                          ARTICLE VII

                     ADDITIONAL AGREEMENTS

      7.01 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents, attorneys and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, and (ii) furnish promptly to such Persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans and other books and records) concerning the business and operations of the Company and its Subsidiaries as Parent or any of such other Persons reasonably may request. Any such information or material obtained pursuant to this
Section 7.01 that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated as of May 20, 1996 between the Company and Parent, as amended on May 31, 1996 (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

      7.02 Preparation of Proxy Statement. If required by Parent, the Company shall prepare and file with the SEC the Proxy Statement as soon as reasonably practicable thereafter, and shall use its best efforts to have the Proxy Statement cleared by the SEC. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholders' Meeting at the earliest practicable time.

     7.03   Approval of Stockholders.

             (a) If required by Parent, the Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders or solicit consents from a sufficient number of stockholders of the Company to approve the Merger (the "Company Stockholders' Meeting") for the purpose of approving the adoption of this Agreement (the "Company Stockholders' Approval") as soon as reasonably practicable after such request. At such meeting, Parent shall, and shall cause its Subsidiaries to, cause all shares of Company Common Stock purchased pursuant to the Offer of the Stockholders Agreement, if any, and all other shares of Company Common Stock owned by Parent or any such Subsidiary to be voted in favor of the adoption of this Agreement.

            (b) Notwithstanding the foregoing, in the event that Sub shall acquire at least 90 percent of the then outstanding shares of Company Common Stock, the parties hereto shall, subject to Article VIII, at the request of Sub take all necessary and appropriate action to cause the Merger to become effective in accordance with Section 253 of the DGCL, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

     7.04 Regulatory and Other Approvals. Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 7.02 and 7.03, each of the Company and Parent will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Offer or the Merger or the other matters contemplated by this Agreement or the Stockholders Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

     7.05   Intentionally Deleted.

      7.06 Employment and Severance Agreement. From and after the Effective Time, the Company will honor without modification and in accordance with their respective terms each of the employment and severance agreements of the Company and its Subsidiaries listed in Section 4.11 of the Company Disclosure Letter, as such agreements are in effect on the date hereof.

       7.07     Directors'  and  Officers'  Indemnification   and
Insurance.

             (a)   The  Company, and from and after the Effective
Time, the Surviving Corporation (each, an "Indemnifying Party"), shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against
(i) all losses, claims, damages, costs and expenses (including attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based in whole or in part on, or arises in whole or in part out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be;
provided  that  no  Indemnifying Party shall be  liable  for  any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any
Indemnified Party (whether arising prior to or after the Effective Time), (w) the Indemnifying Parties will pay expenses in advance of the final disposition of any such claim, action suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the Person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such Person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel reasonably satisfactory to the Indemnifying Parties; (y) the Indemnifying Parties shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties (subject to the final sentence of this paragraph) promptly as statements therefor are received; and (z) the Indemnifying Parties shall use all commercially reasonable efforts to assist in the vigorous defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Indemnifying Parties, but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this paragraph except to the extent such failure irreparably prejudices such party. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

             (b) Except to the extent required by law, Parent will not take any action so as to amend, modify or repeal the provisions for indemnification of directors or officers contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which as of the Effective Time shall be no more favorable to such individuals than those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any individual who shall have served as a director or officer of the Company or any of its Subsidiaries prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.

             (c) Parent and the Surviving Corporation shall, until the sixth anniversary of the Effective Time and for so long thereafter as any claim asserted prior to such date has not been fully adjudicated by a court of competent jurisdiction, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of two hundred percent (200%) of the aggregate premiums payable by the Company and its Subsidiaries in 1996 (on an annualized basis) for such purpose.

             (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under the DGCL or otherwise.

      7.08 Fees and Expenses. Whether or not the Offer or the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

      7.09 Brokers or Finders. Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except PaineWebber Incorporated, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Parent prior to the execution of this Agreement), and Chase Securities Inc., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm (a true and complete copy of which has been delivered by Parent to the Company prior to the execution of this Agreement), and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any Person on the basis of any act or statement alleged to have been made by such party or its affiliate.

       7.10 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

      7.11 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

      7.12 Conduct of Business of Sub. Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Sub to perform its obligations under this Agreement in accordance with its terms.

      7.13 Notice. Each of Parent and the Company will notify the other of any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached or any of the conditions to the consummation of the transactions contemplated hereby not to be satisfied or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement. Each of Parent and the Company also will notify the other in writing of any violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company. No notice given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

      7.14 Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition; provided that, neither the Parent nor any of its Subsidiaries shall be required to take, or refrain from taking, any action which could reasonably be expected prior to or after the Effective Time to have a material adverse effect on either Parent and its Subsidiaries, taken as a whole, or on the Company and its Subsidiaries, taken as a whole, or otherwise result in a material diminution of the benefits of the Merger to Parent.


                          ARTICLE VIII

                           CONDITIONS

      8.01 Conditions to Parent and Sub's Obligation to Effect the Merger. Subject to Section 10.02 hereto, the obligations of Parent and Sub to effect the Merger are subject to the fulfillment, or waiver (other than conditions set forth in Section 8.01(a) or (b)) by Parent and Sub, at or prior to the Closing, of each of the following conditions:

            (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the DGCL unless such approval shall not be required under the DGCL.

             (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

             (c) Governmental and Regulatory and Other Consents and Approvals. All permits, consents, approvals, waivers and actions of, filings with and notices to, any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the transactions contemplated hereby, other than those the failure of which to be obtained or taken could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or on the Company and its Subsidiaries, taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated hereby shall have been obtained or taken; provided that no such permit, consent, approval, waiver or action shall be subject to any condition which could reasonably be expected prior to or following the Effective Time to have a material adverse effect on either Parent and its Subsidiaries taken as a whole, or on the Company and its Subsidiaries taken as a whole, or otherwise result in a material diminution of the benefits of the Merger to Parent.

             (d)  No Injunctions or Restraints.  There shall  not
have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any court of competent jurisdiction or other competent Governmental or Regulatory Authority which, directly or indirectly, (1) prohibits, or imposes any material limitations on, Parent's or Sub's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to the business of the Company and its Subsidiaries taken as a whole, or material to the business of Parent and its Subsidiaries taken as a whole, or compels Parent or Sub (or their respective Subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to the business of the Company and its Subsidiaries taken as a whole, or material to the business of Parent and its Subsidiaries taken as a whole, or otherwise results in a material diminution of the benefits of the Merger to Parent, (2) prohibits, restrains or makes illegal the Merger or the acceptance for payment, payment for or purchase of shares of Company Common Stock upon consummation of the Merger, (3) imposes material limitations on the ability of Sub or Parent (or any of their respective Subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the shares of Company Common Stock including, without limitation, the right to vote such shares of Company Common Stock on all matters properly presented to the Company's stockholders, (4) imposes limitations on the ability of Sub or Parent (or any of their respective
Subsidiaries or affiliates) effectively to control in any material respect any material portion of the business or assets of the Company and its Subsidiaries taken as a whole, or any material portion of the business or assets of the Parent and its Subsidiaries taken as a whole, or (5) has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

             (e)   Litigation.  There shall be no  instituted  or
pending action or proceeding before any Governmental or Regulatory Authority (or any such action threatened by any Governmental or Regulatory Authority) which (x) in the case of any such action or proceeding brought by any Governmental or Regulatory Authority, seeks any order, decree or injunction having any effect set forth in (d) above or (y) in the case of any such action or proceeding brought by any other Person, could reasonably be expected to result in any order, decree or injunction having any effect set forth in (d) above.

              (f) Market Conditions. There shall not have occurred and be continuing (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market,
(2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation (whether or not mandatory) by any Governmental or Regulatory Authority on the extension of credit by banks or other financial institutions, (4) a commencement of a war or armed hostilities or other national or international crisis directly or indirectly involving the United States having a significant adverse effect on the functionality of the financial markets in the United States or (5) in the case of any of the foregoing existing on the date of this Agreement, in the good faith judgment of the Parent a material acceleration or worsening thereof.

               (g) Representations and Warranties. The representations and warranties made by the Company in this Agreement that are subject to, or qualified by, "material adverse effect," "material adverse change" or other materiality qualification shall be true and correct, and the representations and warranties made by the Company in this Agreement that are not so qualified shall be true and correct in any respect which could reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, or the Parent and its Subsidiaries, taken as a whole, in each case when made and on and as of the Closing Date.

             (h) Performance of Obligations of the Company. The Company shall have performed in all material respects (without any reference to any materiality qualification contained therein) all obligations and covenants required to be performed or complied with by it under this Agreement on or before the earlier of (i) such time as Parent's or Sub's Designees shall constitute at least a majority of the Company's Board of Directors pursuant to Section 1.02 of this Agreement and (ii) the Effective Time.

      8.02   Conditions to the Company's Obligation to Effect the
Merger. Subject to Section 10.02 hereto, the obligation of the Company to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

            (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the DGCL unless such approval shall not be required under the DGCL.

             (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

             (c) No Injunctions or Restraints. There shall not have been any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any court of competent jurisdiction or other competent Governmental or Regulatory Authority which, directly or indirectly, prohibits, restrains or makes illegal the Merger or the acceptance for payment, payment for or purchase of shares of Company Common Stock upon consummation of the Merger.

             (d)   Litigation.   There shall  be  no  threatened,
instituted   or   pending  any  action  or  proceeding   by   any
Governmental or Regulatory Authority seeking any order, decree or injunction having any effect set forth in (c) above.


                           ARTICLE IX

               TERMINATION, AMENDMENT AND WAIVER

     9.01   Termination.  Subject, in the case of the Company, to
Section 1.02(c), this Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval:

             (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

              (b)    By   either  the  Company  or  Parent   upon
notification to the non-terminating party by the terminating party:

                  (i) at any time after February 28, 1997 if neither the Merger nor the Offer nor the purchase of Company Common Stock pursuant to the Stockholders Agreement has been consummated and the failure to consummate any of the foregoing is not caused by a breach of this Agreement by the terminating party;

                 (ii) if the Offer is commenced and shall have terminated or expired in accordance with its terms without Sub having accepted for payment and paid for any shares of Company Common Stock pursuant to the Offer; provided, however, that Parent may not terminate this Agreement pursuant to this Section 9.01(b)(ii) if Sub's termination of, or failure to accept for payment or pay for any shares of Company Common Stock tendered pursuant to, the Offer does not follow the occurrence, or failure to occur, as the case may be, of any condition to the Offer set forth in Annex A hereto or if Parent or Sub is otherwise in breach of the terms of the Offer or this Agreement; or

                  (iii) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; or

             (c) By the Company if (i) there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by Parent of notice of such breach from the Company; or (ii) if the Offer has not been timely commenced in accordance with Section 10.01(a); or

             (d) By Parent, prior to the purchase of shares of Company Common Stock pursuant to the Offer, if (x) there has been a breach of any of the representations or warranties made by the Company in this Agreement that are subject to, or qualified by, any "material adverse effect," "material adverse change" or other materiality qualification, or there has been a breach of any of the representations or warranties made by the Company in this Agreement that are not so qualified in any respect which could reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, or the Parent and its Subsidiaries, taken as a whole, or (y) there has been a material breach of any covenant or agreement (without reference to any materiality qualification contained therein) on the part of the Company set forth in this Agreement, which breach, in either instance, is not curable or, if curable, has not been cured within thirty (30) days following receipt by the Company of notice of such breach from Parent.

      9.02 Effect of Termination. If this Agreement is validly terminated by either the Company or Parent pursuant to Section 9.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or affiliates), except (i) that the provisions of Sections 7.08 and 7.09 and this Section 9.02 will continue to apply following any such termination and (ii) that nothing contained herein shall relieve any party hereto from liability for wilful breach of its representations, warranties, covenants or agreements contained in this Agreement.

      9.03   Amendment.  Subject, in the case of the Company,  to
Section 1.02(c), this Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

      9.04    Waiver.   Subject, in the case of the  Company,  to
Section 1.02(c), at any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.


                           ARTICLE X

                           THE OFFER

     10.01  The Offer.

            (a)  Provided that this Agreement shall not have been
terminated in accordance with Section 9.01 and none of the events set forth in Annex A hereto shall have occurred and be continuing, no later than five (5) business days after the date of exercise by the Company of the Tender Option (as defined in
Section 10.01(d)), Parent shall cause Sub to, and Sub shall, commence (within the meaning of Rule 14d-2 under the Exchange
Act), a tender offer (the "Offer") to acquire all of the issued and outstanding shares of Company Common Stock, together with the associated Company Rights, for $26.00 per share (such amount, or any greater amount per share paid pursuant to the Offer, the "Per Share Amount") net to the seller in cash. The obligation of Sub to consummate the Offer once it is commenced and to accept for payment and to pay for shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Annex A hereto. Sub expressly reserves the right to waive any such condition (other than the Minimum Condition (as defined in Annex A hereto) or the condition relating to the expiration of the HSR Act), to increase the Per Share Amount and to make any other changes in the terms and conditions of the Offer. Notwithstanding the foregoing, no change may be made which (i) decreases the Per Share Amount, (ii) changes the form of consideration to be paid in the Offer, (iii) reduces the number of shares of Company Common Stock sought to be purchased in the Offer, (iv) imposes conditions to the Offer in addition to those set forth in Annex A hereto, (v) extends the expiration date of the Offer or (vi) otherwise alters or amends any term of the Offer in any manner adverse to the holders of shares of Company Common Stock; provided, however, that subject to the right of the parties to terminate this Agreement pursuant to
Section 9.01, the Offer may be extended (1) for any period to the extent required by law or by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (2) for one or more periods of not more than five (5) business days each, but in no event for more than a total of twenty (20) business days if, following the satisfaction or waiver of each of the conditions set forth in Annex A hereto, less than 90% of the Company Common Stock has been validly tendered and not properly withdrawn pursuant to the Offer; provided, that, the closing of the Offer shall occur on or before December 24, 1996 if all conditions set forth in Annex A hereto have been satisfied or waived prior to such date. Parent and Sub agree that, in the event Sub is unable to consummate the Offer on or prior to the expiration date of the Offer due to the failure of any condition set forth in Annex A hereto to be satisfied, Parent shall cause Sub to, and Sub shall extend the Offer until the earlier of (i) February 28, 1997 or (ii) such time as such condition is satisfied or waived; provided, that, the Sub shall be permitted but shall not be obligated to extend the Offer if either (x) the Company is in breach in any material respect of its covenants, agreements, representations or warranties contained in this Agreement (without reference to any materiality qualifications contained herein) or (y) there is a reasonable likelihood that one or more of the conditions set forth in Annex A hereto cannot be satisfied on or before February 28, 1997. Assuming the prior satisfaction or waiver of the conditions of the Offer and subject to the foregoing right to extend the Offer, Sub shall pay for shares of Company Common Stock tendered pursuant to the Offer as soon as practicable after expiration date thereof.

              (b) As soon as practicable on the date of commencement of the Offer, Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer, and take such steps as are reasonably necessary to cause the Offer to Purchase (as defined below) to be disseminated to the holders of shares of Company Common Stock as and to the extent required by applicable federal securities laws. The Schedule 14D-1 shall contain an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all amendments and supplements thereto, the "Offer Documents"). Parent, Sub and the Company shall correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and Parent and Sub shall take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their being filed with the SEC, and Parent and Sub will provide the Company and its counsel in writing with any comments that Parent or Sub receives from the SEC or its staff with respect to the Offer Documents promptly after receipt of any such comments.

             (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any shares of Company Common Stock that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

             (d) Tender Option. At any time after November 7, 1996, and prior to December 2, 1996, the Company shall have the right to require that Sub commence the Offer (the "Tender Option"). The Tender Option shall be exercised by written notice to Parent.

      10.02 Conditions to Each Party's Obligation to Effect the Merger. Notwithstanding anything to the contrary contained herein, if the Offer is consummated, the respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

             (a) Stockholder Approval. Unless the Merger may be consummated pursuant to Section 253 of the DGCL as contemplated by Section 7.03(b), this Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the DGCL.

             (b) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

             (c) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the Merger or the other transactions contemplated by this Agreement or the Stockholders Agreement.

     10.03  Company Actions.

             (a)   On the date the Offer Documents are filed with
the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 promulgated under the Exchange Act (together with all amendments and supplements thereto, the "Schedule 14D-9") containing the recommendation of the Board of Directors of the Company described in Section 1.01, and shall take such steps as are necessary to cause the Schedule 14D-9 to be disseminated to the holders of shares of Company Common Stock as and to the extent required by applicable federal securities laws. The Company, Parent and Sub shall correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC, and the Company will provide Parent and its counsel in writing with any comments that the Company receives from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of any such comments.

             (b) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of all record holders of shares of Company Common Stock and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Common Stock. The Company shall furnish Sub with such additional information, including, without limitation, updated listings and files of stockholders, mailing labels and security position listings and such other assistance as Parent, Sub or their agents may reasonably request in communicating the Offer to record and beneficial holders of shares of Company Common Stock. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 9.01, shall deliver to the Company all copies of, and any extracts or summaries from, such information then in their possession or control.

             (c) In connection with the Offer, the Company will furnish Parent with such information (which will be treated and held in confidence by Parent) and assistance as Parent or its Representatives (as defined in Section 11.11(f)) may reasonably request in connection with the preparation of the Offer and communicating the Offer to the record and beneficial holders of shares of Company Common Stock.


                           ARTICLE XI

                       GENERAL PROVISIONS

       11.01    Non-Survival   of  Representations,   Warranties,
Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article II and Article III, in Sections 7.07, 7.08 and 7.09 and this Article XI, which shall survive the Effective Time.

       11.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) or delivered by a nationally recognized overnight delivery service to the parties at the following addresses or facsimile numbers:

            If to Parent or Sub, to:

            Food Lion, Inc.
            P.O. Box 1330
            2110 Executive Drive
            Salisbury, North Carolina 28145
            Facsimile No.:  (704) 639-1353
            Attn:  R. William McCanless

            with a copy to:

            Akin, Gump, Strauss, Hauer & Feld, L.L.P.
            1333 New Hampshire Avenue, N.W.
            Suite 400
            Washington, D.C. 20036
            Facsimile No.:  (202) 887-4288
            Attn:  Bruce S. Mendelsohn and
                   Russell W. Parks, Jr., P.C.

            If to the Company, to:

            Kash n' Karry Food Stores, Inc.
            6422 Harney Road
            Tampa, Florida 33610
            Facsimile No.:    (813) 626-9550
            Attn:  Ronald E. Johnson, President

            with a copy to:

            Milbank, Tweed, Hadley & McCloy
            1 Chase Manhattan Plaza
            New York, N.Y. 10005
            Facsimile No.:  (212) 530-5219
            Attn:  Lawrence Lederman, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail or overnight delivery service in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     11.03  Entire Agreement; Incorporation of Exhibits.

             (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement and the letter agreement dated as of May 21, 1996 between Parent and the Company, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

             (b)   The  Company  Disclosure  Letter,  the  Parent
Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

      11.04 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect:
(i) the Company will not, and will not permit any of its Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of Parent, which shall not be unreasonably withheld or delayed; and (ii) Parent nor Sub will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without consulting the Company prior thereto. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

     11.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as otherwise expressly provided for herein, it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

       11.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder, including the right to purchase all or any portion of the shares of Company Common Stock tendered pursuant to the Offer, to another direct or indirect wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein and no such assignment shall be made if it would materially delay or impede the transactions contemplated thereby. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      11.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

      11.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

      11.09 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

      11.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.11  Certain Definitions.  As used in this Agreement:

             (a) the term "affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

             (b) a Person will be deemed to "beneficially" own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

             (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York, North Carolina or Florida are authorized or obligated to close;

             (d) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, financial condition or results of operations of such entity (or of such group of entities taken as a whole);

             (e) the term "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups
(which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

             (f)   the "Representatives" of any entity means such
entity's   directors,  officers,  employees,  legal,   investment
banking and financial advisors, accountants and any other agents and representatives; and

            (g) the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

      11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.



      IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

Attest:                       FOOD LION, INC.



/s/R.William McCanless        By:/s/ Tom E. Smith
      Secretary               Name: Tom. E. Smith
                              Title:President and Chief Executive Officer



Attest:                       KK ACQUISITION CORP.



/s/ R. William McCanless      By:/s/ Tom E. Smith
      Secretary               Name:Tom E. Smith
                              Title: President



Attest:                       KASH N' KARRY FOOD STORES, INC.



                              By:/s/ Ronald E. Johnson
      Secretary               Name: Ronald E. Johnson
                              Title: President

                                                          Annex A


                    CONDITIONS TO THE OFFER


      The capitalized terms used in this Annex A shall have the meanings ascribed to them in the Agreement and Plan of Merger to which it is attached, except that the term "Merger Agreement" shall be deemed to refer to such Agreement and Plan of Merger.

      Notwithstanding any other provision of the Offer, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for, and may (subject to any such rule or regulation) delay the acceptance for payment of or payment for any tendered shares of Company Common Stock, and may (except as provided in the Merger Agreement) amend or terminate the Offer as to any shares of Company Common Stock not then paid for, if

                  (i) the condition that shares of Company Common Stock representing at least a majority of the number of shares of Company Common Stock outstanding on a fully diluted basis shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer shall not have been satisfied (the "Minimum Condition"),

                  (ii) (x) any applicable waiting period under the HSR Act shall not have expired or terminated, prior to the expiration of the Offer, or (y) all permits, consents, approvals, waivers and actions of, filings with and notices to any
Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the transactions contemplated by the Merger Agreement shall not have been obtained or taken prior to the expiration of the Offer (other than those the failure of which to be obtained or taken could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Company and its Subsidiaries, in each case taken as a whole, or on the ability of Parent and the Company to consummate the transactions contemplated by the Merger Agreement) and no such permit, consent, approval or waiver received or action taken shall be subject to any condition which could reasonably be expected prior to or following the consummation of the Offer to have a material adverse effect on either Parent and its
Subsidiaries taken as a whole, or on the Company and its Subsidiary taken as a whole, or otherwise result in a material diminution of the benefits of the Merger to Parent, or

                  (iii) at any time on or after the date of the Merger Agreement and before the time of payment for any such shares of Company Common Stock (whether or not any shares of Company Common Stock have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall have occurred and remain in effect other than as a result of any action or inaction of Parent or any of its Subsidiaries that constitutes a breach of the Merger Agreement:

              (a)   there  shall  have  been  any  law  or  order
promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer, the Merger or the Stockholders Agreement by any court of competent jurisdiction or other competent Governmental or Regulatory Authority which, directly or indirectly, (1) prohibits, or imposes any material limitations on, Parent's or Sub's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of any portion of their or the Company's businesses or assets which is material to the business of the Company and its Subsidiaries taken as a whole, or material to the business or assets of Parent or its Subsidiaries taken as a whole or compels Parent or Sub (or their respective Subsidiaries or affiliates) to dispose of or hold separate any portion of their or the Company's business or assets which is material to the business of the Company and its Subsidiaries taken as a whole, or material to the business of Parent and its Subsidiaries taken as a whole (2) prohibits, restrains or makes illegal the acceptance for payment, payment for or purchase of shares of Company Common Stock pursuant to the Offer or the Stockholders Agreement or the consummation of the Merger, (3) imposes material limitations on the ability of Sub or Parent (or any of their respective Subsidiaries or affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the shares of Company Common Stock purchased pursuant to the Offer or the Stockholders Agreement including, without limitation, the right to vote such shares of Company Common Stock on all matters properly presented to the Company's stockholders, (4) imposes limitations on the ability of Sub or Parent (or any of their respective Subsidiaries or affiliates) effectively to control in any material respect any material portion of the business or assets of the Company and its Subsidiaries taken as a whole, or any material portion of the business or assets of Parent and its Subsidiaries taken as a whole, or (5) has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the other transactions contemplated by the Merger Agreement;

             (b) there shall be no instituted or pending action or proceeding before any Governmental or Regulatory Authority (or any such action threatened by any Governmental or Regulatory Authority) which (x) in the case of any such action or proceeding brought by any Governmental or Regulatory Authority, seeks any order, decree or injunction having any effect set forth in (a) above or (y) in the case of any such action or proceeding brought by any other Person, could reasonably be expected to result in any order, decree or injunction having any effect set forth in
(a) above.

             (c) there shall have occurred and be continuing (1) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, (2) a decline of at least 35% in either the Dow Jones Average of Industrial Stock or the Standard & Poors Index after the date hereof, (3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) (4) any limitation (whether or not mandatory) by any Governmental or Regulatory Authority on the extension of credit by banks or other financial institutions; (5) a commencement of a war or armed hostilities or other national or international crisis directly or indirectly involving the United States having a significant adverse effect on the functionality of the financial markets in the United States or (6) in the case of any of the foregoing existing on the date of the Merger Agreement, in the good faith judgment of the Parent a material acceleration or worsening thereof;

             (d) the representations and warranties made by the Company in the Merger Agreement that are subject to, or qualified by, "material adverse effect," "material adverse change" or other materiality qualification shall not be true and correct or the representations and warranties made by the Company in the Merger Agreement that are not so qualified shall not be true and correct in any respect which could reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole, in each case as of the date of the consummation of the Offer as though made on and as of such date or, in the case of representations and warranties made as of a specific date earlier than the date of the consummation of the Offer, on and as of such earlier date;

             (e) the Company shall not have performed and complied with, in all material respects (without reference to any materiality qualifications contained therein), each agreement and covenant required by the Merger Agreement to be performed or complied with by it; or

             (f) the Merger Agreement shall have been terminated in accordance with its terms;

which (in the case of paragraph (a), (b), (c), (d) or (e) above) makes it inadvisable, as determined by Sub in good faith, to proceed with the Offer or with such acceptance for payment or payment.

      The foregoing conditions are for the sole benefit of Parent and Sub, may be asserted by Parent and Sub regardless of the circumstances giving rise to any such condition and, subject to the terms and conditions of the Merger Agreement, may be waived by Parent and Sub, in whole or in part at any time and from time to time in the sole discretion of Parent and Sub. Any good faith determination by Sub concerning any of the events described herein shall be final and binding. The failure by Parent and Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.